EXHIBIT 10.4

                               MBN CONSULTING, LLC
                           3151 CLINT MOORE RD., #204
                              BOCA RATON, FL 33496
                          561-995-1936 FAX 561-995-1937
                        EMAIL: MBNCONSULTING@ADELPHIA.NET

November 8, 2003


Thomas C. Edwards, Ph.D.
Chief Technical Officer and CEO
DYNECO CORPORATION
564 International Place
Rockledge, Florida 32599


Re:      Consulting/Engagement Agreement

Dear Dr. Edwards:

This Consulting/Engagement Agreement ("Agreement") defines the scope of services to be provided by MBN/and or its affiliates (herein collectively ) to DynEco Corporation ("Company"), as well as the compensation to be paid by the Company to MBN in exchange, pertaining to the consulting services and financing contemplated by and between the Company and MBN's network of financing partners.

1.0 CONSULTING SERVICES will include exposure to retail stock brokers delivering approved information on the company and attempting to generate interest in the company.

1.1 FINANCIAL INTRODUCTIONS MBN will introduce institutional money managers to DynEco.

1.2 COORDINATE a number of foreign and domestic road shows to meet individual high net worth investors, institutional investors and money managers (foreign and domestic).

1.3 WORK WITH MANAGEMENT to generally improve shareholder awareness. In rendering the above services, MBN is not guaranteeing that any investors it contacts will purchase stock on the open market or from the Company.

1.4 ADVISORY SERVICES MBN will provide advisory services on a non-exclusive basis to the Company in the areas of corporate development: mergers and acquisitions, corporate finance, public offerings and capital placement transactions for the Company. MBN will also introduce other firms, products and services to the Company as indicated during the normal course of business and act as coordinator for all activities within its purview. MBN is not and will not act as an agent for DynEco.

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It is also understood that MBN is acting as an advisor only, and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company's express written consent.

1.5 TRANSACTIONS During the course of the engagement period, it is anticipated that the Company may, at its sole discretion, choose to execute one or more corporate development transactions. MBN will assist the Company in executing these transactions on a best efforts basis, on terms satisfactory to the Company.

2.0 ENGAGEMENT TERMS

2.1 PERIOD The period of MBN's engagement (the "Engagement Period") is 36 months starting on, November 10th 2003.

3.1 TRANSACTIONS Other than in the Company's normal course of business activities, any sale, merger, acquisition, joint venture, strategic alliance, technology partnership, licensing agreement, or other similar agreements introduced by MBN shall accrue compensation to MBN under a percentage fee of the Aggregate Consideration as shown below.

For arranging a merger with DynEco in conjunction with developing market support for the issue, MBN shall be paid a cash finders fee equal to 5% on the first five million of purchase price and 2% on anything above five million of any of the cash or stock received by DynEco as part of the merger.

3.2 RETAINER The Company shall on the 1st of every month pay $3,000 (three thousand) dollars for 36 months starting the month after the Company has raised $1,000,000 (one million) dollars. The one million dollars includes the initial $240,000 Private Placement and funds from the exercise of outstanding warrants and continue for the duration of the Agreement. In addition, 2,000,000 (two million) shares of common stock, with immediate piggyback registration rights, will be issued at the signing of this Consulting Agreement to MBN. MBN shall have the right to appoint one person to the Board of Directors of DynEco Corporation.

3.3 EXPENSES The Company shall reimburse MBN for expenses directly related to the services performed pursuant to this agreement. All expenses must be approved by the Company.

4.0 OTHER:

4.1 OFFERING MATERIALS MBN will use no offering materials other than such materials prepared by the Company and approved by Company's counsel. The Company agrees to use its best efforts to approve and/or prepare, as necessary, any offering materials.

4.2 RELATED PARTY TRANSACTIONS MBN understands that the Company has no obligation to close any transaction brought to the Company by MBN and MBN only gets paid if the Company closes a transaction brought to it by MBN.

4.3 CONFIDENTIALITY This Agreement is for the confidential use of the Company and MBN only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential basis in connection with the

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proposed transaction or financing, except where disclosure is required by law or is mutually consented to in writing by MBN and the Company.

4.4 PERFORMANCE Notwithstanding any other provision of this Agreement, nothing set forth herein shall be construed as a firm commitment to execute any transaction or place the full amount of any offering or any minimum portion thereof. MBN cannot guarantee the successful conclusion of any transaction, for which the Company has the right to reject, for any reason, in its sole and absolute discretion.

4.5 GOVERNING LAW / ARBITRATION The terms of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of Florida.


If the foregoing is acceptable, please sign and return to MBN a copy of this Agreement, which shall represent the entire agreement between us with respect to the matters addressed herein. We look forward to working with you and remain,


Yours very truly,

MBN CONSULTING, LLC                          DYNECO CORPORATION
STEVEN SANDERS, MANAGING DIRECTOR



 /s/ Steven Sanders                          /s/ Thomas C. Edwards, Ph.D.
 ------------------                          ---------------------------
 By: Steven Sanders, Managing Director       By: Thomas C. Edwards, CEO


                                             Dated: 8 November 2003


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